CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 52 to the Registration Statement on Form N-4 (No. 033-75292) (the “Registration Statement”) of our report dated April 23, 2021 relating to the financial statements of The Variable Annuity Life Insurance Company Separate Account A. We also consent to the incorporation by reference in the Registration Statement of our report dated April 23, 2021 relating to the statutory basis financial statements of The Variable Annuity Life Insurance Company. We also consent to the incorporation by reference in the Registration Statement of our report dated April 23, 2021 relating to the statutory basis financial statements of American Home Assurance Company. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 28, 2021